Exhibit 99.1

Media contact:

Lia Conrad news@rollins.com

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES LOCAL PARTNERSHIP WITH GROVE PARK FOUNDATION

Local partnership aims to help support neighborhood growth and revitalization

ATLANTA, November 1, 2019 – Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today announced its partnership with Grove Park Foundation in Atlanta. The partnership will allow Rollins area employees to volunteer and support the Foundation’s initiatives. Grove Park Foundation is dedicated to revitalizing the Grove Park neighborhood and improving quality of life by working with local partners, leaders and residents to create a healthy, equitable and vibrant community.

Representatives from Rollins’ Atlanta family of brands, including employees from its corporate offices, Northwest Exterminating, Trutech and Critter Control, will participate in volunteer opportunities in the Grove Park neighborhood, which began in October. Last week, a group of Rollins volunteers and program leaders visited to help with various outdoor projects, including building garden boxes and yard cleanup.

“We believe everyone deserves a safe place to live, work and play, and we plan to honor that commitment to community service through various forms of giving locally and across the country,” said Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. “This partnership is only the beginning of a much larger vision we have to continue giving back to the communities that we serve.”

“Grove Park Foundation is grateful for the partnership with Rollins and their family of brands. They have already been involved in serving our community and are making an impact. We look forward to our collaboration in the future,” said Debra Edelson, Executive Director of Grove Park Foundation.

Rollins plans to further expand their volunteer initiatives nationwide, building on the community service that many local branches are already doing.

For more information about Rollins, visit www.rollins.com.

For more information about Grove Park Foundation, visit https://groveparkfoundation.org/.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.murraypestcontrol.com.au, www.statewidepc.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.